Exhibit 99.2

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Legal Disclaimer

Except as otherwise indicated or unless the context otherwise requires, all references in this presentation to "we," "our," "us," "POINT," or the "Company" refer to POINT Biopharma Inc.

The information contained in this presentation is submitted on a confidential basis solely for the recipient's use and the recipient agrees to maintain the confidentiality of the information contained herein and not to reproduce or distribute any confidential information contained herein to any third party without our express written authorization. This information contained in this presentation does not constitute or form part of, and should not be construed as, any offer for sale or subscription of, or any invitation to offer, buy or subscribe for, any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward Looking Statements. Certain statements in this presentation may be considered forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements generally relate to future events or the Company's future financial or operating performance. For example, statements concerning the following include forward-looking statements: the success, cost and timing of product development activities, including timing of initiation, completion and data readouts for clinical trials and preclinical studies; the potential attributes and benefits of product candidates, including with respect to radioligand selectivity, activity, side effect and tolerability profile and relevant indications; ability to compete with other companies currently marketing or engaged in the development of treatments for relevant indications; the Company's expected manufacturing and commercial strategy; the size and growth potential of the markets for product candidates and ability to serve those markets; and the rate and degree of market acceptance of product candidates, if approved. In some cases you can identify forward-looking statements by terminology such as "may", "should", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential", or "continue", or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumption that, while considered reasonable by POINT and its management, are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, factors associated with companies, such as the Company, that are engaged in clinical trials in the pharmaceutical industry, including uncertainty in the timing or results of clinical trials, product acceptance and/or receipt of regulatory approvals for product candidates, risks related to POINT's ability to successfully develop and launch a commercial product and achieve market acceptance, raise additional funds that may be necessary for the operations of its business and product development, establish manufacturing capacity, manage its operations and potential growth and scale its business, protect its intellectual property, and the potential impact of the COVID-19 pandemic, as well as various other factors beyond management's control, including general economic conditions. Nothing in this presentation should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this presentation, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. The Company undertakes no duty to update these forward-looking statements.

Important Information About the Business Combination and Where to Find It

A full description of the terms of the business combination will be provided in a registration statement on Form S-4 to be filed with the SEC by Therapeutics Acquisition Corp. d/b/a/ Research Alliance Corp. I. ("RACA") that will include a prospectus with respect to the Combined Company's securities to be issued in connection with the business combination and a proxy statement with respect to the shareholder meeting of RACA to vote on the business combination. RACA urges its investors, shareholders and other interested persons to read, when available, the preliminary proxy statement/ prospectus as well as other documents filed with the SEC because these documents will contain important information about RACA, POINT and the business combination. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders of RACA as of a record date to be established for voting on the proposed business combination. Once available, shareholders will also be able to obtain a copy of the S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: Research Alliance Corp. I, Attn: Secretary, 200 Berkeley St, 18th floor, Boston, MA 02116. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC's website (www.sec.gov).

Participants in the Solicitation

RACA and POINT and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed business combination described in this press release under the rules of the SEC. Information about the directors and executive officers of RACA is set forth in RACA's final prospectus for initial public offering filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act") on July 9, 2020, and is available free of charge at the SEC's website at www.sec.gov or by directing a request to: Research Alliance Corp. I, Attn: Secretary, 200 Berkeley St, 18th floor, Boston, MA 02116. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the RACA shareholders in connection with the proposed business combination will be set forth in the registration statement containing the proxy statement/prospectus for the proposed business combination when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This presentation is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination and shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

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A team of experts in clinical development and manufacturing Two Phase 3 assets in prostate cancer and neuroendocrine cancers Exciting early-stage pipeline, including targeted alpha therapy Manufacturing infrastructure in place to supply clinical and enable commercialization POINTBiopharma.come

CNFGa RbTc InI LuAc GeSr

Precision targeting of radiopharmaceuticals

POINT creates radioligands by combining a radioisotope, a linker, and a ligand

PSMA is overexpressed on prostate cancer cells

\+

A PSMA specific ligand seeks out cancer cells

\+

The radioisotope emits ionizing radiation

=

Ionizing radiation kills the tumor cell, while minimizing damage to healthy tissue



PSMA-PET Scan Before Treatment[1]

PSMA = Prostate Specific Membrane Antigen



Cancer Cell
Ligand
(e.g. targets PSMA)
Linker
Radioisotope
(e.g. Lutetium-177 or Actinium-225)

Radioligand (PNT2002)



PSMA-PET Scan After 3 ^{177}Lu-PSMA Treatments[1]

(1) Baum et al. J Nucl Med 2016

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Manufacturing is a competitive advantage in radiopharmaceuticals

Indianapolis facility will incorporate radioisotope and radioligand production





State of the art 80,000 ft^2 GMP facility	Accommodates alpha, beta, gammas and positron emitters
Modular capacity, capable of scaling with demand	Production capacity will meet future commercial demands
Integrated radioisotope production	Lutetium-177 nca[1] will be produced in-house for POINT products
Located near logistic hubs (FedEx HazMat hub and O'Hare Airport)	Maximizing patient reach by minimizing travel times
On track for completion by mid-2021	First dose expected to ship 4Q 2021

(1) nca = no carrier added lutetium-177

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250,000 •200,000 •150,000 •100,000 New CasesDeaths 50,000 Prostate Lung & Bronchus • • Colon & RectumBladderMelanoma (Skin)

Published Phase 2 clinical trial data PNT20021 Sample Size56 Patients Data representative of Standard of Care in upcoming Phase 3 Patients with >50% PSA decline 58.9% ARAT control arm benchmarks rPFS5 (median) Median Progression Free Survival Median Overall Survival 13.7 months (Radiographic) Not reached at 28 mo. PROfound33.7 mo 1Mbassador25044.1 mo PSMA-6172 30 Patients 56.6% 7.6 months (Biochemical) 13.5 mo. PNT2002 has the potential to be superior to the standard of care in mCRPC patients unfit for chemotherapy POINTBiopharma.com (1) Baum et al. J Nucl Med 2016;57:1006-1013 (3) De Bono et al. N Engl J Med 2020; 382:2091-2102 (5) radiological progression free survival (2) Hofman et al. Lancet Oncol 2019;19:825-33 Sweeney et al. AACR 2020 Sunday, March 14, 202 1Cf)

• •

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• • • Dasari A, et al., JAMA Oncol. 2017;3(10):1335-1342.

Design:Sites:Population: Open-label, single arm Phase 3 study (N = 167) Dosing:Customized dose based on dosimetry: 200 mCi (7.4 GBq) initial dose, doses 2 to 4 are adjusted up to 300 mCi or below 200 mCi based on dosimetry results Endpoints:Primary: PFS at 12 months Secondary: Tumor Response, biochemical response, OS, Safety, Quality of Life Trial status: Fully enrolled, final data expectedin 4Q 2021 POINTBiopharma.com(1) NCT02743741

PNT2003 GEP-NETs N=134 PFS@ 12 months*90.9% mPFS33.3 mo6 ORR per RECIST 1.119% Lutathera1,7 GEP-NETs N=116 81.2% Not reached (up to 29 moJ 13% PNT2003 Non GEP-NETs N=33 83.6% mo6 24% Everolimus2,3A,5,7 Non GEP-NETS N= 7-90 14-54% 3.8-13.6 mo 0-9% *Primary endpoint exceeds pre-specified success thresholds (> 60%) Next step: Meeting planned with FDA in 3Q 2021 Lutathera's Prescribing Information. No head-to-head trials have been conducted, (2) Fazio et al. Chest. 2013, (3) Oh et al. Cancer 2012, Singh et al. Neuroendocrinology 2018, (5) Bajetta et al. Cancer 2014, (6) PNT2003 Interim Data Final Figures, 14.2.1.4.1 (Unpublished) (7) No head-to-head trials have been conducted POINTBiopharma.com

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What is preventing PSMA agents from moving earlier in the treatment of Prostate Cancer?

Patients in this space live up to 15 years[1], and therefore are at higher risk of latent radiation toxicity

- Reducing the risk of long-term latent radiation toxicity would enable PSMA targeted agents to be used earlier
- Unmet need for drugs that delay the need for lifelong ADT and extend life
- Non-metastatic and metastatic castration sensitive market opportunity represents 60,000 patients

Category	Newly diagnosed PC	nmCSPC	High-risk nmCSPC	mCSPC	mCRPC
Annual US Patients	190,000[2]	170,000[3]	48,000[4]	12,000[5]	43,000 [4]

(1) Mehtälä J et al. PLOS ONE 2020
(2) American Cancer Association – Cancer Facts & Figures 2020
(3) Surveillance, Epidemiology, and End Results (SEER) Program (www.seer.cancer.gov) SEER*Stat Database: Incidence - SEER Research Data, 9 Registries, Nov 2019 Sub (1975-2017)
(4) 28% of nmCSPC per GlobalData - Prostate Cancer Global Drug Forecast and Market Analysis, 2018
(5) Scher HI, et al. PLOS ONE 2015

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PNT2001 is a next-generationPSMAradioligand suited for deliveryof 225Acand 177Lu radioisotopes PNT2001 Preclinical Results: 177Lu SPECT Imaging confirmed similar distribution to other PSMA compounds 1 177Lu Dosimetry found the dose delivered to the tumor was greater when compared to PNT2002 in a standard prostate cancer animal model1 PNT2001 Linker Actinium-225 or Lutetium-177 Next step: IND-enabling studies in 2022 POINTBiopharma.com(1) US Patent 16/765,729

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α α

4000 100 Tumor Volume (mm3) Percent survival 200050 1000 0 0204060 Days Post Treatment Start 0 01020304050 Days Post Treatment Start

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α α

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Anticipated Timelines PNT2002 (Prostate Cancer) PNT2003 (SSRT+ non-GEP NETs) PNT2001 (nmCSPC) PNT2004 (Pan-cancer) 202120222023 Dosimet ry • Indianapolis Commissionin Continue production of clinical programs Pre aration for commercial roduction

RACA trust equity(2) $135,700 Proceeds from PIPE financing$165,000 Estimated cash contributed from balance sheet$16,000 Equity consideration to existing POINT shareholders$585,000 Tota l sources of funds$901,700 RACA sponsor (RA) - PIPE shares Equity issued to existing POINT shareholders $585,000 Estimated payment of transaction expenses(4)$28,000 Estimated balance sheet cash$288,700 Total uses$901,700 PIPE investors (excl. RACA sponsor) Existing POINT shareholders